Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both
(i) not material and (ii) would be competitively harmful if publicly disclosed.

FIRST AMENDMENT TO SPONSORED RESEARCH AGREEMENT

This First Amendment to Sponsored Research Agreement (the “First Amendment”) made and entered into as of __________, 2022 (the “First Amendment Effective Date”), by and between SILO PHARMA, INC. (“Company”) and THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK (“Columbia”).

WHEREAS, the Company and Columbia entered into that certain Sponsored Research Agreement, dated October 1, 2021 (the “Agreement”), a copy of which is annexed hereto as Exhibit 1; and

WHEREAS, the parties now desire to amend the Agreement to extend the Research Period and modify the payment schedule;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, agree as follows:

1.	Capitalized terms used herein without definition herein shall have the meaning given such terms in the Agreement.

2.	The first paragraph of Section 3 of the Agreement is hereby amended to be and read as follows:

Support for the Laboratory: Support for the Laboratory. During the beginning on the date of this Agreement and ending on March 31, 2023 (the “Research Period”), the Company shall pay a total of$ $[*] US to Columbia for the support of the Research, payable to Columbia according to payment schedule in Exhibit A, in advance. The first payment will be due within ten (10) days after the date of this Agreement, with subsequent payments due according to the payment schedule in Exhibit A. Checks shall be drawn to the account of The Trustees of Columbia University in the City of New York and mailed to the following address. Please indicate the sponsor’s name, the investigator’s name, and the sponsored project account, if known.

3.	The payment schedule contained in Exhibit A to the Agreement shall be modified as follows:

a.	[*]% at [*] - $[*]

b.	[*]% at [*] - $[*]

c.	[*]% at [*] - $[*]

d.	[*]% at [*] - $[*]

4.	This First Amendment shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

5.	Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect in all other respects, unless further amended by written agreement, and the Agreement is in all respects ratified and confirmed. On and after the date of this First Amendment, each reference in the Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Agreement as amended by this First Amendment.

6.	This First Amendment may be executed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed by their duly authorized representatives as of the First Amendment Effective Date.

THE TRUSTEES OF COLUMBIA UNIVERSITY	SILO PHARMA, INC.
IN THE CITY OF NEW YORK

By:	/s/ Scott Hamilton	By:	/s/ Eric Weisblum

Name:	Scott Hamilton	Name:	Eric Weisblum

Title:	AVP	Title:	Chief Executive Officer

Date:	October 13, 2022	Date:	October 3, 2022

TTS: [*]

READ AND ACKNOWLEDGED:
/s/ Christine Ann Denny
Dr. Christine Denny